CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated May 24, 2012, accompanying the financial statements of Insured Municipals Income Trust, Series 535 and New York Investors' Quality Tax-Exempt Trust, Series 3 (included in Van Kampen Unit Trusts, Municipal Series 679) as of January 31, 2012, and for each of the three years in the period ended January 31, 2012 and the financial highlights for the period from February 26, 2008 (date of deposit) through January 31, 2009 and for each of the three years in the period ended January 31, 2012, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-148542) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
May 24, 2012